Exhibit 16.1

                           CHANG G. PARK, CPA, PH. D.
      2667 CANIMO DEL RIO SOUTH PLAZA B  SAN DIEGO  CALIFORNIA 92108-3707
        TELEPHONE (858)722-5953  FAX (858) 761-0341   FAX (858) 764-5480
                          E-MAIL CHANGGPARK@GMAIL.COM
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December 9th, 2010


U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549



Dear Madam or Sir:


We have read the statements of High Plains Gas Inc. (the "Company") pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about December 9th, 2010 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.


Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA